Exhibit 10.3.2

February 14, 2007

Dr. Harpal Gill

650 Pickering Ave.

Fremont, CA

USA

Ref:	Amendment to the offer letter dated April 29th, 2005

Dear Harpal,

Amendment dated 2/14/2007: The paragraph in your initial offer letter regarding severance will be changed as follows. The changes are underlined.

Employment with FUSA is on an at-will basis. Thus you are free to terminate your employment for any reason at any time with our without prior notice. Similarly, FUSA can terminate the employment relationship with or without cause or notice. However, in the event your employment is terminated without good cause, you will receive a severance equal to 12 months of present base salary, medical coverage for the same period plus any earned bonus.

All other terms and conditions of your employment will remain the same as documented in the initial offer letter dated 29th of April, 2005 and subsequent documented changes in salary, stock options and other allowances.

Sincerely,

Tom Mitchell

Chairman & CEO